CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Twin Oak Active Opportunities II ETF, Twin Oak Active Opportunities III ETF, and Twin Oak Endure ETF, each a series of The RBB Fund Trust, under the heading “General Information” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 30, 2025